Filed Pursuant to Rule 433

Registration Nos. 333-269194 and 333-269194-01

Volkswagen Auto Loan Enhanced Trust 2023-1

Joint Lead Mgrs:	BofA (struc), Citi, TD and Wells Fargo

Co-Mgrs:	Mizuho, US Bancorp

Anticipated Capital Structure:

	AMT($MM)	WAL	S&P/F	EXP	LEGAL	BENCH	YIELD	PRICE	CPN
A1	294.0	0.24	A-1+/F1+	12/20/23	06/20/24	I-Curve + 22	5.498	100.00000	5.498

A2A	474.0	1.17	AAA/AAA	05/20/25	12/21/26	I-Curve + 52	5.568	99.99514	5.50

A2B	150.0	1.17	AAA/AAA	05/20/25	12/21/26	SOFR30A + 52		100.00000

A3	492.0	2.66	AAA/AAA	12/21/26	06/20/28	I-Curve + 82	5.083	99.97534	5.02

A4	90.0	3.52	AAA/AAA	12/21/26	01/22/30	I-Curve +100	5.069	99.97992	5.01

BILL & DELIVER:		BofA	OFFERED DEAL SIZE :	$1.5bln

EXP RATINGS :		S&P/Fitch	FORMAT :	SEC Registered

ERISA ELIGIBLE:		Yes	BBG TICKER :	VALET 2023-1	SSAP:	VALT23

EXP SETTLE :		06/13/23	FIRST PAY DATE :	06/20/23

CUSIPS	A1 :	92867WAA6	MIN DENOMS :	$100k x $1k

	A2A :	92867WAB4

	A2B :	92867WAC2

	A3 :	92867WAD0

	A4 :	92867WAE8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.